Exhibit 99.6

CINERGY CORP.
BUSINESS SEGMENT SUMMARY INFORMATION
For the Year to Date June 30
(unaudited)
(dollars in thousands, except per share amounts)

	2003	2002
Energy Merchant

Net Income	$161,437	$40,143

Earnings Per Share - diluted	$0.91	$0.24

Electricity Trading Volumes (Mwhs)	67,306,592	41,754,297
Physical and Financial Gas Trading Volumes (Bcf/d)	58.1	57.7

Regulated Operations

Net Income	$100,174	$101,938

Earnings Per Share - diluted	$0.57	$0.61

Electric Retail MWH Sales and Transportation	25,060,301	24,812,718
Gas Retail MCF Sales and Transportation	58,086,816	51,354,071
Electric Customers (End of Period)	1,532,430	1,514,694
Gas Customers (End of Period)	503,616	497,171

Power Technology & Infrastructure Services

Net Income	$(10,873)	$(12,269)

Earnings Per Share - diluted	$(0.06)	$(0.07)

2002 has been reclassified to reflect Vestar’s move from PTIS to Energy Merchant